Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the registration statements of Ameresco, Inc. and Subsidiaries (“the Company”) on Form S-8 (File Nos. 333-174507 and 333-169100) of our report dated March 6, 2015, relating to our audits of the consolidated financial statements as of December 31, 2014 and 2013 and for the three years ended December 31, 2014 and the effectiveness of the Company’s internal control over financial reporting as of December 31, 2014, which appears in this Annual Report on Form 10-K of the Company for the year ended December 31, 2014.

/s/ McGladrey LLP

Boston, Massachusetts
March 6, 2015